EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2004, in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of Sypris Solutions, Inc. for the registration of 3,000,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated January 30, 2004 with respect to the consolidated financial statements and schedule of Sypris Solutions, Inc. included in the Annual Report (Form 10-K) for 2003 filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Louisville, Kentucky

February 9, 2004